UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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MRO SOFTWARE, INC.

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Filed by MRO Software, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: MRO Software, Inc.
Commission File No.: 0-23852
The following items are provided:
1.	Press release dated August 3, 2006

2.	E-mail from Norman E. Drapeau, Jr., Chief Executive Officer of MRO Software, Inc., to MRO employees dated August 3, 2006

3.	E-mail from Al Zollar, General Manager of IBM Tivoli software to MRO employees, dated August 3, 2006

4.	Script for conference call held on August 3, 2006

5.	MRO Software, Inc. Q&A Press only

6.	MRO Software, Inc. External talking points

1.	Press Release dated August 3, 2006
Contact:
Jenny Galitz, IBM Media Relations, (917) 499-8123, galitz@us.ibm.com
Kory Liss, IBM Investor Relations, (914) 499-4095, kory@us.ibm.com
Vaughn Harring, MRO Media Relations, 781 280 6855 vaughn.harring@mro.com
Peter Rice, MRO Investor Relations, 781 280 6550, peter.rice@mro.com
IBM TO ACQUIRE MRO SOFTWARE, INC.
Deal to Help Clients Efficiently Manage Wide Range of Assets
ARMONK, NY and BEDFORD, MASS — August 3, 2006: IBM (NYSE: IBM) and MRO Software, Inc. (Nasdaq: MROI) today announced the two companies have entered into a definitive agreement for IBM to acquire MRO Software Inc., a publicly held company based in Bedford, Mass., in an all-cash transaction at a price of approximately $740 million, or $25.80 per share. The acquisition is subject to MRO Software shareholder and regulatory reviews and other customary closing conditions. It is expected to close in the fourth quarter of 2006.
MRO is the leading provider of asset and service management software and consulting, used by many of the world’s top companies to efficiently manage how they buy, maintain and retire assets — such as production equipment, facilities, transportation and information technology (IT) hardware and software — in a wide variety of industries including utilities, manufacturing, energy, pharmaceutical, and telecommunications. This acquisition builds upon IBM’s strategy to leverage business consulting, IT services and software to develop repeatable tools that help clients optimize and transform their businesses.

As more types of corporate assets are touched by technology, companies are looking for ways to consolidate how they manage these assets — both operational and IT-related. IBM’s acquisition of MRO addresses this need by providing customers with a consistent, comprehensive set of asset management solutions and services. MRO asset management technology and consulting services will be integrated into IBM Software and IBM Global Services offerings. As a result of the acquisition of MRO, IBM will be the only company to provide the solution to this convergence of IT and industrial assets.
“In a recent IBM study, 40 percent of CEOs indicated that asset utilization would be a key focus in strengthening financial performance,” said Al Zollar, general manager, IBM Tivoli software. “MRO software is a powerful addition to IBM’s portfolio of software and services. This acquisition will provide companies with a single view into all of their assets, helping them to maximize efficiencies, drive productivity, and innovate business processes across the enterprise.”
“As technology increasingly becomes the backbone for all business operations, companies require the ability to efficiently manage both industrial and technology assets,” said Chip Drapeau, president and CEO, MRO. “The IBM acquisition opens a world of opportunity for our clients and our employees. By integrating our asset management capabilities with IBM, a leader in IT management software and asset management consulting, we can offer our customers a complete asset management solution on a global scale.”
Following completion of the acquisition, IBM intends to:
•	Establish MRO Software’s operations as a business unit within IBM’s Tivoli software unit led by General Manager Al Zollar.

•	Incorporate MRO software technology into IBM’s Tivoli software offerings

•	Market and sell MRO software products through IBM’s and MRO’s worldwide sales channels and IBM Business Partners.

•	Further expand the scope and capabilities of IBM’s industry-leading business and IT asset management consulting practices, and deliver services for MRO-based solutions through IBM Global Services.

•	Build upon the two companies’ long-standing business relationship, which began in 1996
IBM will leverage MRO’s software portfolio and management consultants to provide clients with a single approach to managing all industrial and IT assets. Since MRO’s offerings are built on a modern architecture, they can be easily integrated into IBM’s service oriented architecture (SOA)-based capabilities, including business process management and IT service management.
As management processes converge around all types of asset classes, enterprise assets are becoming more intelligent — connecting to IT networks via RFID, for example, and using IP addresses and embedded chips. With a consolidated asset management approach, companies can be more efficient and cut administrative overhead by managing all critical enterprise assets, including industrial equipment in a single, automated environment — the same way many companies currently manage IT assets. By consolidating and automating these processes, companies can establish and automate service levels, separate service delivery from root-cause analysis, and manage the change process.
The acquisition of MRO Software will strengthen the enterprise systems management capabilities of IBM’s Tivoli software portfolio, which produced double-digit revenue growth for the first two quarters of 2006, and enhance IBM’s already strong asset management consulting capabilities in IBM Global Services. MRO Software has produced double-digit growth since the company reported revenues of $199.2 million for the fiscal year ending September 30, 2005.
MRO has thousands of customers worldwide including: BP, ExxonMobile, China National Offshore Oil Company (CNOOC), Cargil, Heineken, Frito Lay, Daimler Chrysler, Ford, GM, DTE Energy, Constellation Generation Group, Department of Defense, Department of Treasury, NASA, U.S. Air Force, U. S. Marines, City of Atlanta, GA, and Los Angeles County Public Works.
About IBM
For more information about IBM, go to www.ibm.com
About MRO Software, Inc.
MRO is the leading provider of asset and service management solutions. The company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets. Its asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base. Based in Bedford, Mass., MRO has approximately 900 employees and more than 300,000 end-users. The company has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO can be found at URL: www.mro.com
# # #
ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
This communication may be deemed to be solicitation material in respect of the acquisition by International Business Machines Corp. (“IBM”) of MRO Inc. (the “Company”), to be accomplished by way of a merger (the “Merger”) between MRO and a wholly-owned subsidiary of IBM. In connection with the Merger and required stockholder approval, the Company will file with the SEC a preliminary proxy statement, a definitive proxy statement and other relevant materials that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statements and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, when available, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: Peter Rice Investor Relations, 781-280-6550 or from the Company’s website at www.mro.com.
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the Merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 1-K for the year ended September 30, 2005, in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on January 26, 2006, and in Statements of Beneficial Ownership on Form 4 subsequently filed by them with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the Merger by reading the preliminary and final proxy statements regarding the Merger, which will be filed with the SEC.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, the functionality, characteristics, quality and performance capabilities of MRO’s products and technology; results achievable and benefits attainable through deployment of MRO’s products and provision of services; the ability of MRO’s products to help companies manage how they buy, maintain and retire assets such as production equipment, facilities, transportation and IT hardware and software; and the expected timing of the closing of the proposed merger. The following additional factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: continued stagnation in the market for MRO’s traditional products; increased competitive pressures; slower than anticipated customer acceptance of MRO’s new products; MRO’s reliance on, and unanticipated delays or obstacles to, larger software license transactions; the timing and results of required regulatory review and approval by MRO’s shareholders of the proposed merger; and those factors discussed in the Section entitled “Risk Factors” in Item 2 of MRO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 MRO disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in MRO’s expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

2.	E-mail from Norman E. Drapeau, Jr., Chief Executive Officer of MRO Software, Inc., to MRO employees dated August 3, 2006
IBM to Acquire MRO Software
This morning MRO Software announced that it has agreed to be acquired by IBM, the world’s largest consulting, services and information technology company at a price of $25.80 per share or approximately $740 million. The Board of Directors from each company has approved this acquisition. I have attached the press release, which was just distributed to financial analysts and media. I believe this agreement makes a lot of sense for our shareholders and for the future of our customers and employees. As a result, we will now have the ability to maximize our opportunities and deliver our solutions on a global scale.
Our breakthrough technology for IT and service management, gained the attention of IBM, and as a result of this agreement, we’ve also validated our long history of leadership in the enterprise asset management space. By combining our unique heritage, technology and functionality with the world’s largest consulting, services and information technology company we have effectively positioned the combined company as the only one to address the unique market represented by the convergence of industrial and IT assets.
With the anticipated completion of this acquisition later this fall, MRO Software will become a unit within IBM’s Tivoli division. With the clout of IBM’s marketing and sales resources, we have a greater opportunity to leverage the well-known Maximo name. This structure allows us to maintain much of the unique culture that has prospered here for nearly 40 years.
I want to tell you why I think this is such exciting news for us. As a unit of a larger organization, we are immediately in a more competitive position and can now provide a more complete global solution to our customers. Our two companies share a common vision, a successful history of working together and a commitment to success. IBM seized the opportunity to acquire MRO Software because of the value you all provide to our customers. Do not forget that your expertise and knowledge combined with the solutions you have built are critical components of this deal, and in the coming months we will need to continue to provide these solutions to our customers. As a separate business unit, we still need to develop, market and sell our solutions as well as be responsible for our business results, just as we’ve done in the past. The Company’s existing management team will remain largely in place and I want to stress that this is “business as usual” as we go forward. In addition, as part of a larger organization you will have access to a greater variety of benefits, including the opportunity for career growth that a company like IBM can provide.
I realize that some of you may have questions about this acquisition that are not answered in the press release or this email. I will host a conference call/company meeting this morning at 10:00 EDT at the Bedford Renaissance (now Bedford Glen) hotel with Tivoli’s General Manager, Al Zollar. I encourage you all to attend either in person or via web conference, as we will discuss today’s news and what it means to you. After the broadcast portion of the Bedford meeting, at our larger remote sites (London, Ontario, Woking U.K, Sao Paulo Brazil and Sydney, Australia) we will transition to locally hosted meetings with executives from MRO Software and IBM.

Please look for meeting details from your local contacts. For those of you in remote offices, please find the call-in information for the Bedford meeting below.
We will be sharing more information in the coming days and weeks and your managers will have additional information as well.
For the employees in Bedford, I invite you to stay after the meeting to talk with some of the management team, enjoy a light lunch and have a chance to meet some of the IBM and Tivoli executives who are on-hand here today. Our remote offices will have similar events following those meetings.
I hope you all share my excitement about this winning combination, and that you are committed to our future success as we move ahead to become a unit of IBM Tivoli.
Chip
To see and hear the presentation on your pc, please go to: http://www.hbrentals-stream.com/events/mro/augmeeting/rnh.htm
Windows Media Player is required for this to work properly. Your machine should have this software installed. If not, it can be obtained here: http://www.microsoft.com/windows/windowsmedia/download/AllDownloads.aspx?displang=en&qstechnolog y=
If you do not have a pc with speakers, or would just like to hear the audio component, please dial:
Toll Free: 1-888-955-5369 (US and Canada)
Toll: 1-719-457-6422 (International)
Passcode: 7983978
You will be placed on hold (with music) until the presentation starts.
We would encourage people to connect 15 to 20 minutes beforehand to ensure smooth operation. If you have any technical issues, please contact Al Williams at 781 956 6214.

3. E-mail from Al Zollar, General Manager of IBM Tivoli software to MRO employees, dated August 3, 2006
Letter from Tivoli’s Al Zollar to MRO Software
Dear MRO Software employee:
I am very pleased to tell you that today IBM has announced a definitive agreement to acquire MRO Software. I’d like to share some thoughts on the enormous opportunity that lies ahead for you, IBM, and our customers.
The acquisition of MRO Software will allow IBM to leverage MRO Software’s software portfolio and management consultants to provide clients with a single approach to managing all industrial and IT assets. MRO Software’s offerings can be easily integrated into IBM’s Service Oriented Architecture (SOA)-based capabilities, including business process management and IT service management.
Upon acquisition close, the MRO Software team will join the IBM Tivoli software organization. This is a team of more than 4,000 IBMers who develop software products that help organizations manage their IT infrastructures more efficiently and effectively — which is key to organizations becoming on demand. My IBM colleagues share your passion for delivering innovative technology that makes a difference in the marketplace. They are committed to our customers and to the successful deployment of our technologies by our customers.
From a timing standpoint, we anticipate that the acquisition will close in 4Q. Many of you already work side-by-side with IBMers, so I know the transition to the IBM team will be a smooth one. Chip Drapeau will remain with IBM, reporting to me, and will keep his current title through the transition period. Until closing, IBM and MRO Software will continue to operate as separate entities. At some time in the future we may choose to consolidate operations to other area IBM facilities in Boston and other locations. Once the acquisition is complete, we will work with you, your customers and your business partners to provide a smooth transition. As with other business acquisitions of this nature, this one will require government regulatory reviews and agreement of MRO Software’s shareholders. Upon closing, MRO Software’s operations and technology will be rapidly integrated into Tivoli. I have appointed an IBM executive, Baba Zoumanigui, to act as the transition executive to oversee the integration of MRO Software into IBM. This will help ensure uninterrupted support for our Business Partners and customers and a smooth transition for MRO Software employees.
Regards,
Al Zollar General Manager, IBM Tivoli Software

4. Script for conference call held on August 3, 2006
IBM/MRO SOFTWARE, INC. PRESS CONFERENCE CALL SCRIPT — DRAFT
August 4, 2006 — 9:30 a.m. — 10:00 a.m. ET
Introduction — Jenny Galitz, IBM Media Relations
Al Zollar — 5 minutes:
As many of you are aware, IBM has been investing in strategic acquisitions that help us target new market opportunities, and that extend our ability to help our clients innovate. And today we are taking that strategy one step further.
Today, we are announcing the intent to acquire MRO SOFTWARE, INC. Software — the top global provider of asset service and management solutions. This acquisition is very significant for IBM, and supports many of IBM’s strategic priorities that you’ve heard about recently.
It’s a terrific illustration of how Services Oriented Architectures will change the way our clients think about software and services deployment, and it is hugely indicative of the growing partnership between our services and software businesses.
We’ve selected MRO SOFTWARE, INC. for two reasons — the company’s proven track record and their leadership in the asset management space, which compliments IBM Tivoli software and IBM Global Services offerings to help us meet client demand.
MRO SOFTWARE, INC. has a proven track record. They have been an IBM business partner since 1996. They have produced double-digit growth since the company reported revenues of $199.2 million for 2005, and their extensive list of customers includes marquee names like ExxonMobile, China National Offshore Oil Company (CNOOC), Heineken, Frito Lay, Daimler Chrysler, Ford, GM, DTE Energy — you get the picture.
Today, our clients are increasingly telling us that they want a consistent, comprehensive way to efficiently manage all of their corporate assets. They want to manage their industrial assets, such as production equipment, facilities, transportation together with their IT assets — software, hardware, networking, etc.
Based on what our customers are telling us, there is increasing convergence between IT and industrial asset management as more types of corporate assets are touched by technology.
For example, pervasive devices, RFID, sensors, and IP addresses are attached to enterprise assets. Customers need to perform “incident management” on all strategic assets.
Clients across all industries share a common goal of reducing costs, simplifying infrastructure, managing assets from a single console, and in doing so, optimizing their business processes. In short, they are looking to automate and consolidate management processes for these kinds of assets. .

MRO SOFTWARE, INC. is a market leader in this space. Together, IBM and MRO SOFTWARE, INC. share a vision for the asset management marketplace — where the best expertise, technologies and tools are available to globally manage all types of business assets in a simple, automated way.
And, you may be unaware of this, but IBM Global Services is one of the largest providers of consulting, integration and professional services for Enterprise Asset Management. This team of IBM business consultants and technology specialists has worked with hundreds of clients for more than a decade to improve the efficiency and effectiveness of their asset management strategies
With this acquisition, IBM can now combine the best in Enterprise Asset Management and IT Management, along with leading consulting and professional services skills to provide a differentiated value proposition to clients and drive a new level of asset optimization.
We believe incorporating MRO SOFTWARE, INC. into our software portfolio will continue to build upon the success we’ve experienced in driving business results through acquisitions.
Additionally, we will leverage MRO SOFTWARE, INC. software and SOA to build services solutions that can be replicated anywhere in the world to help clients manage industrial assets using a single interface. This follows IBM’s announcement yesterday of our intent to acquire
As we look at the future of services, the ability to take people-based processes and turn them into increasingly automated, repeatable, technology-enable processes, becomes critical for driving growth and for effectively meeting our client demands. It also underscores the growing interdependence of software and services in driving this kind of market leadership.
The MRO SOFTWARE, INC. deal is indicative of IBM’s services and software strategy to invest in higher-value, higher-growth segments of the market. This follows yesterday’s announcement that IBM has acquired Webify, a provider of industry-specific software and services for building SOA.
In IBM’s 2Q06 earnings, Tivoli had double-digit revenue growth — 12%. These strong results reflect the positive impact of IBM’s targeted acquisition strategy to strengthen our capabilities while contributing growth and ongoing performance.
Today is an exciting day for IBM and our clients. We are announcing the intent to combine the best in IT management and enterprise asset management software and services. Acquiring MRO SOFTWARE, INC. will make IBM the only company to provide an integrated solution to managing the convergence of IT and industrial assets that companies are requiring today.
To tell you more about the specific MRO SOFTWARE, INC. offerings, I will now turn the call over to Chip Drapeau, president and CEO of MRO SOFTWARE, INC..
Chip Drapeau — 5 minutes:
Jenny Galitz transitions to media Q&A.

5.	MRO Software, Inc. Q&A Press only
MRO SOFTWARE, INC. Q&A — Press Only
GENERAL
1.	Q: What are you announcing today?

A: IBM and MRO SOFTWARE, INC. today announced that the two companies have entered into a definitive agreement for IBM to acquire the equity of MRO SOFTWARE, INC., a publicly held company based in Bedford, Mass. at a price of approximately $740 million, or $25.80 per share.

2.	Q: When will the transaction be finalized?

A: The acquisition is subject to MRO SOFTWARE, INC. shareholder and regulatory approvals and is expected to close in approximately 60 days. Until that time, IBM and MRO SOFTWARE, INC. will continue to do business as separate entities.

3.	Q: What is MRO SOFTWARE, INC.?

A: MRO SOFTWARE, INC. is a public software company, headquartered in Bedford, Mass., with 2005 fiscal year revenues of $199 million, and more than 10,000 customers across all industries worldwide, with historic strength in utilities, energy, transportation, government, and industrial sector.

4.	Q: What technology does MRO SOFTWARE, INC. provide?

A: MRO SOFTWARE, INC. provides a comprehensive suite of enterprise asset management capabilities under their Maximo brand of products. MRO SOFTWARE, INC.’s products help their customers to manage all of their critical assets using a single infrastructure and common collection of asset and service management best practices. Customers can manage their strategic assets with greater control and measurement and align their operational assets with their top business objectives.

5.	Q: Does the acquisition of MRO SOFTWARE, INC. signal that IBM is getting back into the application software business?

A: No. This acquisition is a response to the demand for software that addresses the convergence of IT and enterprise asset management. Clients across multiple industries are telling us that they want to manage their enterprise or industrial assets as well as their IT assets with the same processes and solutions. With the proliferation of RFID, other sensors and detectors, embedded microprocessors and Internet Protocol addressing, an increasing number of assets such as production equipment, facilities and transportation equipment are taking on IT-like capabilities and can interact directly with our clients’ IT infrastructure. This means that IT management solutions, which today are applied to traditional IT assets such as software, servers, and network elements, can be applied increasingly to industrial or enterprise assets to save clients money and make IT more efficient.

6.	Q: How does this differ from other vendors in the asset management space (e.g. Lawson, Infor, Frontrange, et al) that deliver this technology as an application?

A: Software-wise it will be delivered with our IT management software portfolio. Tivoli will then be able to manage the broadest set of assets in the industry. The software will also be delivered as a service through global business services.

7.	Q: Didn’t IBM sell its service desk technology in 2000? How has IBM addressed this market opportunity until now?

A: IBM’s position on service desk has not changed. IBM has long recognized the importance of a service desk solution to clients, but IBM did not agree with the approach that our competitors were taking in making service desk repositories act as CMDBs. These older applications were not written to be open or easily integrated, which we believe is the key attribute of a CMDB. We chose to dedicate our efforts to being able to integrate the IBM Change and Configuration Management Database (CCMDB) with all of the leading service desk products, as service desk has been a mature market.

8.	Q: What is creating the need for MRO SOFTWARE, INC.’s technology?

A: Client demand is fueling the significance and adoption of MRO SOFTWARE, INC.’s technology. Clients across all industries today manage their enterprise or industrial assets using a distinct and separate infrastructure from the one they use to manage their traditional IT assets. In reality, however, redundant management infrastructures actually complicate the goals of keeping costs low, complexity down, and aligning assets with business goals. In addition, enterprise assets such as manufacturing plants, transportation equipment, and facilities are starting to take on more IT-like traits, particularly with the proliferation of RFID, embedded chips, sensors, detectors, and IP addressing. This means that IT management, which today is applied to traditional IT assets such as software, servers, and network elements, can be applied increasingly to industrial or enterprise assets, too. The customer benefits since, under a single management infrastructure and common set of tools, they can eliminate wasteful redundancy and provide better service management across all asset categories.

9.	Q: Can you provide scenarios where MRO SOFTWARE, INC. technology would be used?

A: MRO SOFTWARE, INC. helps companies manage and keep track of a wide range of physical assets — literally, “planes, trains and automobiles” — and all the related financial, operational and IT assets that go along with them. For example:
•	Aviation companies use MRO SOFTWARE, INC. to keep track of commercial and military aircraft, ground support equipment and hangars.

•	Rail companies use MRO SOFTWARE, INC. to track locomotives, passenger cars, freight cars, buildings, depots, stations.

•	Organizations maintaining fleets of any kind use MRO SOFTWARE, INC. to manage cars, buses and light, medium-duty and over-the-road trucks.

•	The leisure industry uses MRO SOFTWARE, INC. to manage buildings, landscaping, casinos, and theme park equipment.
10.	Q: How will MRO SOFTWARE, INC. technology be integrated into your software portfolio?

A: MRO SOFTWARE, INC. will be integrated into IBM’s Software Group as a part of its Tivoli Software unit. Product integration plans will be detailed as a part of the acquisition closure process. Until the acquisition is closed IBM and MRO SOFTWARE, INC. will continue to act as separate entities.

11.	Q: What is the market opportunity for enterprise asset management?

A: IDC estimates the combined 2006 worldwide revenue for enterprise asset management software to exceed $1.5 billion, and for system and network management software to exceed $15.0 billion.

12.	Q: Is MRO SOFTWARE, INC. a significant player in the enterprise asset management software market?

A: Among the pure-play asset management companies, MRO SOFTWARE, INC. has the largest share of revenue, and more recently has expanded its portfolio suite by adding integrated leading edge service desk and service catalog capabilities that customers require. MRO SOFTWARE, INC. has been ranked a leader in EAM by Gartner for the past 10 years.

13.	Q: Who are their customers?

A: MRO SOFTWARE, INC. has more than 10,000 customers worldwide across every industry. The industries in which they’ve been historically strong include utilities, energy, transportation, government and industrial sectors. They include clients such as Honda, GM, Daimler Chrysler, Trane Co. Owens Corning, Ericcson, General Electric, Motorola, Whirlpool, Estee Lauder, Coca-Cola, General Mills, Cargill, Unilever, Calpine, Columbia Gas Transmission, Duke Energy, Xcel Energy.

13.	Q. How will this acquisition benefit IBM’s hardware business? Its services business?

A: IBM already has one of the largest EAM services practices in the industry and deep services capabilities around MRO SOFTWARE, INC. technologies. We expect that this will continue to expand once the acquisition is complete. MRO SOFTWARE, INC. has ported their software to IBM hardware products and we expect many of their customers will prefer IBM hardware as the deployment platform of choice.

14.	Q: How many companies has IBM Software Group acquired in 2006?

A: Apart from today’s announcement, IBM Software Group has spearheaded IBM’s acquisition of 6 companies in 2006: Rembo, Unicorn Solutions, BuildForge, Language Analysis Systems, CIMS Labs, and Micromuse.

15.	Q: What is the size of IBM’s software business currently? How many employees in software, IBM worldwide?

A: IBM has the world’s second largest software business, with 2005 revenues of $15.8 Billion. IBM’s Software Group employs more than 38,000 people worldwide.
COMPANY
1.	Q: Will IBM keep the MRO SOFTWARE, INC. name?

A: Product branding details will be defined as part of the acquisition closing process. Until closing, IBM and MRO SOFTWARE, INC. will continue to operate as separate entities.

2.	Q: How many employees does MRO SOFTWARE, INC. have?

A: MRO SOFTWARE, INC. has approximately 900 employees worldwide.

3.	Q: Where are their offices?

A: MRO SOFTWARE, INC. is headquartered in Bedford, Mass., with offices across North America, Latin America, Europe and Asia/Pacific.

4.	Q: How many employees does MRO SOFTWARE, INC. have at each location?

A: The approximate employee population at MRO SOFTWARE, INC.’s major locations are as follows: Bedford, MA, US — 300 Woking, Surrey, UK — 90 London, Ontario, Canada — 65 Sydney, Australia — 45 Sao Paolo, Brazil — 40 China and Sweden — 30 each

5.	Q: How many employees are joining IBM?

A: IBM understands that the main asset value in MRO SOFTWARE, INC. is its people. To that end, IBM intends to offer employment to nearly all of the people that make up MRO SOFTWARE, INC. today. We expect that the development, sales, marketing, systems engineering and services and support groups will join IBM largely intact. As with any acquisition, there may be areas of overlap in G&A and other infrastructure functions. Our goal is to make sure that all employees know their status immediately following the close.

6.	Q: Will MRO SOFTWARE, INC. CEO Chip Drapeau remain with IBM?

A: Mr. Chip Drapeau will remain with IBM reporting to Al Zollar and will keep his current title through a transition period.

7.	Q: What will happen to all of MRO SOFTWARE, INC.’s locations around the world? Will IBM keep the space?

A: We will keep the main location in Bedford as we work to integrate MRO SOFTWARE, INC. into our organization. At some time in the future we may choose to consolidate some MRO SOFTWARE, INC. operations to other area IBM facilities in Boston and other locations.
PRODUCTS & TECHNOLOGY
1.	Q: What products does MRO SOFTWARE, INC. provide?

A: MRO SOFTWARE, INC.’s brings several complementary products to the IBM ITSM portfolio. They include:
•	Service Catalog

•	An advanced technology Service Desk

•	Maximo Enterprise Asset Management Suite-Asset Management processes and products that address all asset classes and provides contract management, license management and procurement integration for all assets in an ITSM architecture.
2.	Q: Do these products overlap with what IBM Tivoli provides today?

A: MRO SOFTWARE, INC.’s approach to developing middleware is compatible with IBM’s, and we believe the overlap is minimal. We intend to provide a detailed roadmap of our product plans after the acquisition closes.

3.	Q: How long has the MRO SOFTWARE, INC. technology been in production?

A: MRO SOFTWARE, INC. was founded in 1968. The company’s flagship software, Maximo, began shipping with its current ITSM capabilities in March of 2005.

4.	Q: What are IBM’s plans for MRO SOFTWARE, INC.’s products?

A: Until the acquisition is closed, IBM and MRO SOFTWARE, INC. will continue to operate as separate entities. Detailed product plans will be provided after the acquisition closes.

5.	Q: Will IBM retire the Maximo brand?

A: We recognize the power of the Maximo brand among MRO SOFTWARE, INC.’s customers today and we do not intend to jeopardize this in any way. However, no branding decisions have been made. Branding strategy will be defined after the acquisition closes.

6.	Q: How do MRO SOFTWARE, INC.’s products complement IBM’s?

A: MRO SOFTWARE, INC. has an extensive range of products and expertise in asset management and ITSM. Combining MRO SOFTWARE, INC.’s products with IBM’s will provide our customers with enhanced capabilities allow for increased IT operations efficiency and minimized IT costs.
COMPETITIVE
14.	Q: Besides MRO SOFTWARE, INC., who are the other leaders in Enterprise Asset Management (EAM) according to industry analysts?

A: MRO SOFTWARE, INC. is the recognized industry leader in EAM and as such is always referenced and recommended by industry analysts as a “must see”. Other vendors in this space with significant market share include Datastream (acquired by Infor March 2006), Indus, IFS, and Mincom.

15.	Q: How will this acquisition strengthen IBM’s competitive play against other major vendors?

A; IBM already possesses one of the industry’s most complete portfolio of systems and infrastructure management solutions. This acquisition extends our integrated approach to infrastructure management to include additional capabilities for process management, service desk management and service catalog. IBM already has the only asset management solution that supports all IT platforms (mainframe, mid-range, servers and PCs) with hardware and software discovery and now we can offer a single platform from which our clients can manage assets across all asset classes. No other vendor has this capability.

16.	Q: What other major acquisitions have been made by IBM’s competitors in this space, and how does MRO SOFTWARE, INC. differ?

A: The two that come to mind are HP’s acquisition of Peregrine in 2005 and the less recent BMC acquisition of Remedy. Both HP’s Service Center and BMC’s Remedy were at the end of their technology lifecycles. Peregrine’s Asset Center is at a similar cross road in terms of asset management. Neither acquisition allowed the companies to leverage their joint expertise and expand their markets. The MRO SOFTWARE, INC. acquisition will help make IBM an instant leader in EAM and we plan to expand much of our expertise in IT financial management and IT infrastructure management into this asset intensive space by leveraging the deep knowledge of the industry verticals that the MRO SOFTWARE, INC. team possesses. Likewise, we will leverage the advanced technology of MRO SOFTWARE, INC.’s Service Desk and Service Catalog to leapfrog the capabilities of the major competitors in the ITSM space.

17.	Q: How does this compare to IBM’s recent acquisition of Isogon, Collation and CIMS Labs?

A: The Isogon and Collation products were critical enablers to the ITSM portfolio in that they helped complete the end-to-end asset discovery and robustness of the data that will be available to the CCMDB across all platforms. In particular, the Isogon acquisition gave IBM strong IT Financial Management (ITFM) capabilities with the addition of what is now known as IBM Tivoli Contract Compliance Manager. CIMS Labs added to that strong base of IT Financial Management by bring the industry leading Resource Accounting and Chargeback capabilities to IBM. These acquisitions strengthened the CCMDB and OMP layers of ITSM and gave IBM a unique differentiator in ITFM. The MRO SOFTWARE, INC. acquisition greatly strengthens the PMP layer and of course SOA with the addition of the Service Catalog. These were critical components and the acquisition greatly accelerates IBM time to market with a complete and technologically advanced ITSM portfolio.
BUSINESS PARTNERS
1.	Q: How does this affect IBM’s relationship with SAP?

A: After the transaction is complete, we believe joint customers will view the acquisition as complementary to the SAP solutions they have implemented.

2.	Q: What value does this acquisition provide MRO SOFTWARE, INC. Business Partners?

A: After the transaction is complete, MRO SOFTWARE, INC. Business Partners will possess an expanded capability to help our joint customers to automate and standardize the way they design and integrate information technology (IT) processes with IBM’s IT service management technology. IBM already possesses the only asset management solution that supports all IT platforms (mainframe, mid-range, servers and PCs) with hardware and software discovery and now we can offer a single-platform from which our joint clients can manage assets across all asset classes. No other vendor has this capability.

Moreover, MRO SOFTWARE, INC. Business Partners will be able to take advantage of IBM’s worldwide resources by applying to join our award winning, world-class Business Partner Program — IBM PartnerWorld.

The synergy created between MRO SOFTWARE, INC. and IBM can help accelerate MRO SOFTWARE, INC. Business Partners’ growth into more verticals, across more geographies and into additional markets.

3.	Q: What value does this acquisition provide IBM Business Partners?

A: MRO SOFTWARE, INC. is a leading provider of integrated asset management solutions. Their advanced technology — Enterprise Asset Management, Service Catalog, and Service Desk gives IBM Business Partners a comprehensive and consolidated set of asset and financial management capabilities.

MRO SOFTWARE, INC.’s solutions will provide IBM Business Partners with a single-offering to assist joint customers’ in managing their end-to-end business-driven assets. With this acquisition, IBM Business Partners can help our mutual clients to adopt standard and repeatable processes for complete asset lifecycle management.

4.	Q: What is the relationship between MRO SOFTWARE, INC. and IBM GTS?

A: Tivoli has an active and strong alliance with IBM GTS. Tivoli will work closely with Practice Leaders to craft MRO SOFTWARE, INC.-based services offerings. These offerings will anticipate leveraging the breadth of capabilities available through the MRO SOFTWARE, INC. Business Partners in ways that are mutually beneficial.

5.	Q: Does IBM plan to continue relationships with MRO SOFTWARE, INC.’s Business Partners?

A: IBM is very interested in continuing its relationships with MRO SOFTWARE, INC. Business Partners. In the meantime we expect MRO SOFTWARE, INC. Business Partners to continue to operate under MRO SOFTWARE, INC. business practices to help promote continuity and to help focus on 100% customer satisfaction.

6.	Q: When can MRO SOFTWARE, INC. Business Partners sell IBM products?

A: For MRO SOFTWARE, INC. Business Partners eager to invest in the IBM ecosystem prior to close, IBM welcomes MRO SOFTWARE, INC. Business Partners into the IBM PartnerWorld program. IBM PartnerWorld offers a vast array of benefits and resources to Business Partners — including selling resources, marketing resources, technical resources and support, and training/certification.

IBM is committed to making the transition seamless and successful so MRO SOFTWARE, INC. Business Partners can leverage the benefits of the program and sell IBM software and hardware.

7.	Q: When can IBM Business Partners sell MRO SOFTWARE, INC. products?

A: Respective current relationships continue to govern activities. After closing, additional information will be made available.

6.	MRO Software, Inc. External talking points
MRO Software, Inc. External FAQs
Acquisition Closes Announcement — to be externally published
1.	Q. What are you announcing today?
A.	IBM and MRO Software, Inc. today announced that the two companies have entered into a definitive agreement for IBM to acquire MRO Software, Inc., a publicly held company based in Bedford, Mass. at an approximate price of $740M and an approximate stock price of $25.80. The acquisition is subject to MRO Software, Inc. shareholder approval and regulatory reviews and is expected to close in the fourth calendar quarter of 2006.

2.	Q. What is MRO Software, Inc.?
A.	MRO Software, Inc. is a public software company, headquartered in Bedford, Mass., with 2005 fiscal year revenues of US $199 million and more than 10,000 customers across all industries worldwide, with historic strength in utilities, energy, transportation, government, industrial sector, and financial services.
3.	Q. What technology does MRO Software, Inc. provide?

A: MRO Software, Inc. provides a comprehensive suite of enterprise asset and service management capabilities under their Maximo brand of products. MRO Software, Inc.’s products help their customers to manage all of their critical assets using a single infrastructure and common collection of asset and service management best practices. Customers can manage their strategic assets with greater control and measurement and align their operational assets with their top business objectives.

4.	Q. What is creating the need for MRO Software, Inc.’s technology?

A: Client demand is fueling the significance and adoption of MRO Software, Inc.’s technology. Clients across all industries today manage their enterprise or industrial assets using a distinct and separate infrastructure from the one they use to manage their traditional IT assets. In reality, however, redundant management infrastructures actually complicate the goals of keeping costs and complexity down and aligning assets with business goals. In addition, enterprise assets such as manufacturing plants, transportation equipment, and facilities are starting to take on more IT-like traits, particularly with the proliferation of RFID, embedded chips, sensors, detectors, and IP addressing. This means that IT management, which today is applied to traditional IT assets such as software, servers, and network elements, can be applied increasingly to industrial or enterprise assets, too. The customer benefits since, under a single management infrastructure and common set of tools, they can eliminate wasteful redundancy and provide better service management across all asset categories.

5.	Q. How will MRO Software, Inc. technology be integrated into your software portfolio?

A.	IBM’s intent is to integrate MRO Software, Inc. into IBM’s Software Group as part of its Tivoli Software division. Product integration plans will be detailed as a part of the acquisition process after closing. Until the acquisition is closed IBM and MRO Software, Inc. will continue to act as separate entities.

6.	Q. Do these products overlap with what IBM Tivoli provides today?

A.	MRO Software, Inc.’s approach to developing middleware is compatible with IBM’s, and we believe the overlap is minimal. We intend to provide a roadmap of our product plans after the acquisition closes.

7.	Q. With the acquisition, how will my level of support change if I’m an IBM customer? And if I’m a MRO Software, Inc. customer?
A: We expect customers to continue to receive and be pleased with the world class service and support worldwide IBM and MRO Software, Inc. offer. The acquisition is not expected to affect your current level of support. Those customers that are utilizing IBM Global Services to support the installation and on-going support of a non-IBM or non-MRO Software, Inc. platform should also expect no change to the support they receive from IBM Global Services.